EX-1(A)8(k)

[Phoenix Letterhead]

[Date]

_____________________
_____________________
_____________________

Re: Jackson National Life Insurance Company’s Replacement of Reassure America Life Insurance Company in Connection with Fund Participation Agreements

Dear [Sir or Madam/Fund Contact]:

On September 4, 2012 Jackson National Life Insurance Company (”Jackson®”) acquired Reassure America Life Insurance Company (“REASSURE”) as an indirect wholly-owned subsidiary.  Certain separate accounts of REASSURE (“Separate Accounts”) have been long-time investors in your funds pursuant to one or more currently in-force fund participation agreements (“FPAs”).

1.  Merger of REASSURE into Jackson®

The enclosed supplement to the prospectuses for the Separate Accounts discloses the votes of Jackson’s® and REASSURE’s respective Boards of Directors to merge REASSURE into Jackson® with an anticipated effective date of December 31, 2012.  Upon completion of the merger, REASSURE will no longer exist as a separate company and Jackson® will be the depositor of the Separate Accounts.

Further changes occurring at the time of the merger will include changes in the names of the Separate Accounts, as follows:

Current Separate Account Name	New Separate Account Name (as of December 31, 2012)
Valley Forge Life Insurance Company Variable Annuity Separate Account	Jackson VFL Variable Annuity Separate Account
Valley Forge Life Insurance Company Variable Life Separate Account	Jackson VFL Variable Life Separate Account

Accordingly, please revise your records as of December 31, 2012 in connection with any applicable FPA to reflect Jackson® as the depositor of the Separate Accounts, and the issuer of the variable products supported by those Separate Accounts, as renamed.

All contact information will remain the same:

Phoenix VFL Variable Unit,
P.O. Box 87
Hartford, CT 06142-0087
1-800-827-2621
Attn:____________________

2.  Sign and Return Enclosed Copy

We would appreciate it if you would acknowledge these scheduled changes by signing the enclosed copy of this letter and returning it to us in the enclosed self-addressed stamped envelope.  In any event, we will consider a fund’s acceptance of any further purchase payments on behalf of a Separate Account after completion of the merger on December 31, 2012 to constitute such acknowledgement.

If you have any question, please contact ______________ at ______________ or e-mail:_______________.

Sincerely,

[Name]
[Title]

[For enclosure copy only]:

Acknowledged by:

Your Firm's Name: ________________________________

By:	___________________________________	Date:	____________________

Name:	___________________________________

Title:	___________________________________